Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

BancTrust Financial Group, Inc.

We consent to the inclusion in Amendment No. 1 to the Registration Statement on Form S-4 of Trustmark Corporation of our report dated April 12, 2012, with respect to the consolidated statements of condition of BancTrust Financial Group, Inc. and subsidiaries (“BancTrust”) as of December 31, 2011 and 2010, and the related consolidated statements of income (loss), shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2011, and to the reference to us under the heading “Experts” in such Registration Statement.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), BancTrust’s internal controls over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated April 12, 2012 expressed an adverse opinion thereon.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

August 7, 2012